                                                                   EXHIBIT 5.1

                               AMAX GOLD INC.


                                July 13, 1994

Amax Gold Inc.
9100 East Mineral Circle
Englewood, CO 80112

Re: Registration Statement on Form S-8; 4,200,000 Shares of Common Stock; To Be Issued Pursuant to the Following Employee Benefit Plans: (i) Deferred Compensation Plan for Members of the Board of Directors of Amax Gold Inc.; (ii) Stock Grant Plan for Nonemployee Directors of Amax Gold Inc.;
     (iii) Amax Gold Inc. 1992 Stock Option Plan; and (iv) Amax Gold Inc. Performance Share Plan (collectively the "Benefit Plans")

Gentlemen:

As Vice President and General Counsel of Amax Gold Inc. (the "Company"), I have acted as counsel to the Company with respect to the registration of 4,200,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock") described in the above-referenced Registration Statement on Form S-8 being filed with the Securities and Exchange Commission concurrently herewith (the "Registration Statement"). In connection therewith, I have participated in the preparation, authorization, execution and filing of the Registration Statement, the preparation, authorization, execution and implementation of the Benefit Plans and the authorization of the shares of Common Stock issued and to be issued pursuant to the terms of the Benefit Plans (the "Shares").

In addition, as Secretary of the Company I have custody of the essential corporate records of the Company, including records of the proceedings of the Company's Board of Directors authorizing the adoption of the Benefit Plans and the issuance of the Shares pursuant to the terms of the Benefit Plans.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and when issued and sold as contemplated in the Registration Statement and in accordance with the terms of the Benefit Plans, will be validly issued as fully paid and nonassessable shares of Common Stock of the Company. Those 9,758 Shares which have been issued pursuant to the terms of the Deferred Compensation Plan for Members of the Board of Directors of Amax Gold Inc. are also duly authorized and have been validly issued as fully paid and nonassessable shares of Common Stock of the Company.

In giving this opinion, I am acting as a member of the Bar of the State of New York, and my opinion is limited to the laws of that



   9100 East Mineral Circle, P.O. Box 6940, Englewood, Colorado 60155 USA
             Telephone (303) 643-5500, Facsimile (303) 643-5505
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State, the federal laws of the United States of America and the general corporation laws of the State of Delaware.

I hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorney who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this Opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.


                                             Very truly yours,

                                             /s/ Paul J. Hemschoot, Jr.

                                             Paul J. Hemschoot, Jr.
                                             Vice President, Secretary and
                                               General Counsel


PJH/co/mr